Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 28, 2013, among Jarden Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) party hereto and Wells Fargo Bank, National Association, a New York banking corporation, as trustee under the Indenture referred to below (as successor to The Bank of New York Mellon, the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, dated as of April 30, 2009, as amended and supplemented by the First Supplemental Indenture, dated as of April 30, 2009, as further supplemented by the Second Supplemental Indenture, dated as of November 23, 2009 (collectively referred to herein as the “Indenture,” but which term, for the avoidance of doubt, excludes the Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of November 9, 2010, governing the Company’s 6 1/8% Senior Notes due 2022) among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee, pursuant to which the 8% Senior Notes due 2016 (the “8% Notes”) were issued;

WHEREAS, Section 9.02 of the Indenture provides that the Company (when authorized by a Board Resolution) and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then Outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer, or purchase of, for that series of Notes), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding 8% Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2013, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture, as they apply to the 8% Notes (the “Proposed Amendments”), and, for the avoidance of doubt, nothing contained herein shall apply to the 6 1/8% Senior Notes due 2022, issued under the Third Supplemental Indenture;

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, the Company has been authorized by Board Resolution to enter into this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the 8% Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendments to Articles 3, 4, and 5. Upon written notification to the Trustee by the Company that it has accepted for purchase and rendered payment for (the date of such notification, the “Early Payment Date”), pursuant to the offer to purchase, all of the 8% Notes validly tendered on or prior to 5:00 p.m., New York City time, on Wednesday, March 27, 2013, pursuant to the Statement and any amendments, modifications or supplements thereto, then automatically (without further act by any person), with respect to the 8% Notes only:

(a) The following provisions of the Indenture shall be amended as follows:

(i)	Section 3.01 “Notices to Trustee” is hereby amended by deleting the phrase “at least 30 days” in the second sentence thereof and replacing it with “at least 15 days”; and

(ii)	Section 3.03 “Notice of Redemption” is hereby amended by deleting the phrase “at least 30 days” in the first sentence thereof and replacing it with “at least 15 days.”

(b) The following sections of the Indenture shall be deleted in so far as they apply to the 8% Notes:

(i)	Section 4.03 “Reports”;

(ii)	Section 4.04 “Compliance Certificate”;

(iii)	Section 4.07 “Restricted Payments;”

(iv)	Section 4.08 “Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(v)	Section 4.09 “Incurrence of Indebtedness”;

(vi)	Section 4.11 “Affiliate Transactions”;

(vii)	Section 4.12 “Liens”;

(viii)	Section 4.15 “Corporate Existence”;

(ix)	Section 4.18 “Limitation on Preferred Stock of Restricted Subsidiaries”;

(x)	Section 5.01 “Merger, Consolidation, or Sale of Assets”; and

(xi)	Section 5.02 “Successor Corporation Substituted”.

(c) Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(d) All definitions set forth in Section 1.02 of the Indenture that relate to defined terms solely used in sections deleted hereby shall be deleted in their entirety.

ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved. Nothing contained in this Supplemental Indenture is intended to or shall affect any of the rights and obligations of the Company set forth in the Third Supplemental Indenture with respect to the 6 1/8% Notes.

Section 2.03 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.04 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.

Section 2.05 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Governing Law. The internal law of the State of New York shall govern this Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.07 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.08 Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 and 9.05 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Supplemental Indenture shall become operative as specified in Section 1.01 hereof. Prior to the Early Payment Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee (it being understood that the Company, subsequent thereto, may enter into a substitute supplemental indenture).

Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Executive Vice President, General Counsel, and Secretary

THE TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

THE GUARANTEEING SUBSIDIARIES:

ALLTRISTA PLASTICS LLC
AMERICAN HOUSEHOLD, INC.
AUSTRALIAN COLEMAN, INC.
BICYCLE HOLDINGS, INC.
BRK BRANDS, INC.
CC OUTLET, INC.
COLEMAN INTERNATIONAL HOLDINGS, LLC
COLEMAN WORLDWIDE CORPORATION
ENVIROCOOLER, LLC
FIRST ALERT, INC.
HEARTHMARK, LLC
HOLMES MOTOR CORPORATION
JARDEN ACQUISITION I, INC.
JARDEN ZINC PRODUCTS, INC.
JT SPORTS LLC
K-2 CORPORATION
K2 INC.
KANSAS ACQUISITION CORP.
L.A. SERVICES, INC.
LASER ACQUISITION CORP.

LEHIGH CONSUMER PRODUCTS LLC
LIFOAM HOLDINGS, LLC
LIFOAM INDUSTRIES, LLC
LIFOAM PACKAGING SOLUTINS, LLC
LOEW-CORNELL, INC.
MARKER VOLKL USA, INC.
MARMOT MOUNTAIN, LLC
NIPPON COLEMAN, INC.
OUTDOOR TECHNOLOGIES CORPORATION
PENN FISHING TACKLE MFG. CO.
PURE FISHING, INC.
QMC BUYER CORP.
RAWLINGS SPORTING GOODS COMPANY, INC.
SEA STRIKER, LLC
SHAKESPEARE COMPANY, LLC
SHAKESPEARE CONDUCTIVE FIBERS, LLC
SI II, INC.
SITCA CORPORATION
SUNBEAM AMERICAS HOLDINGS, LLC
SUNBEAM PRODUCTS, INC.
THE COLEMAN COMPANY, INC.
THE UNITED STATES PLAYING CARD COMPANY
USPC HOLDING, INC.

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Vice President